FOR IMMEDIATE RELEASE

Contact:
Mr. John Mye, P.E.
Vice President, Treasurer, and Chief Financial Officer
 (716) 684-8060
jmye@ene.com

Ecology and Environment, Inc. Reports Record Quarterly Earnings

LANCASTER, NY, October 29, 2010  – Ecology and Environment, Inc., (E & E) (NASDAQ: EEI) announced record earnings of $1.9 million or $.44 per share for the fourth quarter ending July 31, 2010, compared to earnings of $1.1 million or $.26 per share for the fourth quarter of the previous fiscal year.  The improvement in fourth quarter operations brought annual earnings to $1.02 per share on revenues of $144.9 million, compared to earnings of $1.27 per share on revenues of $146.9 million for the previous year.

E & E was able to capitalize on increased business and improved project execution to deliver solid profit gains in the fourth quarter.  “In our fourth quarter we posted record numbers for two of our key business metrics: revenues less subcontract costs and net income,” E & E President and CEO Kevin Neumaier stated.  “Increased work with private sector clients in the energy and other global markets more than offset reductions in work with state and federal customers.  This increased the amount of work we did during the quarter, which flowed through to the bottom line and improved margins.”  Indirect costs dropped to 33.3% of revenue in the fourth quarter this year, compared to 37.5% through the third quarter.  E & E saw quarterly income from operations margin grow to 10.1% compared to 5.5% through the third quarter of 2010.

E & E recorded a gain on the sale of land during the first quarter of fiscal year 2010 of $809,000 ($453,000 after tax) which positively impacted earnings by $.11 per share.  Excluding this sale, earnings for fiscal year 2010 were $.91 per share.  Fiscal year 2009 earnings included a net gain of $.24 per share attributable to a tax settlement in Kuwait and a net gain of $.10 per share attributable to the settlement of outstanding indirect rate adjustments with the federal government.  Excluding these items, earnings for fiscal year 2009 were $.93 per share.

FORWARD LOOKING STATEMENTS

Any statements that refer to projections or expectations concerning our future financial performance, anticipated growth and trends in our businesses are forward-looking statements.  Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  We undertake no obligation to revise or update any forward-looking statements for any reason.  Information on risks and uncertainties is available in our SEC filings.

Ecology and Environment, Inc. has completed more than 50,000 projects for a wide variety of clients in 96 countries, providing environmental solutions in nearly every ecosystem on our planet.  E & E is listed on the NASDAQ under the symbol EEI and the information contained in this press release is available on the company’s website at www.ene.com.

Financial Report -
(In thousands, except per share information)

	Three Months Ending
	July 31, 2010	July 31, 2009

Revenue	$40,988	$41,110
Revenue less Subcontract Costs	$32,807	$29,790
Net Income	$1,876	$1,059
Net Income Per Common Share: Basic and Diluted	$0.44	$0.26

	Fiscal Year Ending
	July 31, 2010	July 31, 2009

Revenue	$144,875	$146,887
Revenue less Subcontract Costs	$113,806	$108,862
Net Income	$4,258	$5,221
Net Income Per Common Share: Basic and Diluted	$1.02	$1.27